Michael Racusin:    Thank you and welcome everyone to the Hartman Short Term Income Properties XX, Inc., Quarterly Conference Call. I am Michael Racusin, General Counsel and Corporate Secretary. We will begin in just a moment.

Before we continue, I would like to remind you that statements in this discussion, including statements made during the question and answer session, regarding the company's future financial and operating results, future distributions, merger plans, plans for expansion of the company's business, including expected financial performance of the company's properties, are forward looking statements and involve risks and uncertainties, including, but not limited to general business condition, the impact of competition, the success of operating initiatives, governmental regulations, and the availability of credit, as well as other risks and uncertainties disclosed in the company's periodic reports on forms, 10-K and 10-Q.

Also, we use certain non-GAAP financial measures, including funds from operations or FFO, which is a non-GAAP financial measure, defined by the National Association of Real Estate Investment Trusts, which is an industry group. We believe it is an appropriate supplemental measure to reflect the operating performance of a real estate investment trust, in conjunction with net income. FFO is used by the REIT industry as a supplemental performance measure and is not equivalent to our net income or loss determined under GAAP.

I should also note that some statements in this presentation refer to the combined operations of all of the Hartman companies, of which the company is a part.

I'm joined today by the company's Chairman and CEO, Allen Hartman; Chief Financial Officer, Lou Fox; and President of Capital Markets, Keith Roddy. I will now turn over the call to Al Hartman.
Al Hartman:    Thank you, Michael. Welcome everybody. Thank you for being on the call today with us. We have a big turnout, and I appreciate you all being with us this afternoon. We are going to start with the first slide. Hartman Short term Income XX, Inc. Overview, State of the Markets, the Hartman Today, Financial Forecast, Distributions and Redemptions, and then the Q&A.

We are going to start with the State of the Markets. The State of the Markets are that we’ve got a diversified portfolio, 5 million in office, a million in industrial, and about 1.7 million in retail and that’s based upon our NOI. Industrial is a hot market. Industrial cap rates are low, and we have one property that is being developed. It is hard to buy industrial because we buy value add properties, and we look at industrial all of the time. But it is more difficult to but industrial because the yields are relatively low. Retail is a little bit more favorable. We are looking at retail, and retail is performing exceedingly well for us. They tend to be anchored shopping centers that have some vacancy. We lease them up and they stabilize and stay leased up for the most part and they do well.

We are buying office because there is more upside with office. We are able to better yields with office, and the vacancy factor in Houston is 23%, Dallas is 19%. Our vacancy factor is lower than that. The amount of our vacancy got reduced dramatically from the last year, from the COVID year, occupancy went up roughly 5%. So we're performing exceedingly well in this market, in spite of being a relatively soft market in Houston. Dallas is a little bit stronger, but we thrive in this kind of market. We've got robust leasing staff, 35 leasing agents, and we signed, I just saw the number, 599 leases last year. Just spectacular. It was basically about one million square feet. I think it was 10,000 feet of being short of one million square feet, which is a dramatic, dramatic increase in the occupancy. Case for investing in Texas, number one state for business in the US. For the eighth time since 1996, organizations are moving here, companies are moving here from the high tax states, Illinois and California and New York. I heard this morning on a huddle, I was on a huddle with some leasing folks, and they were talking about this organization just moved from California. They're expanding rapidly in our building and they're getting ready to move their headquarters here. So people are really flocking to Texas because of the environment, the favorable environment, low tax, low regulation environment that we have here in Texas.
    So now to catch you up for where we are, where we're going, Hartman today, we're positioned for growth. And we talked a little bit about the growth of the economy. We have just tremendous diversity oil. And gas is only 9% of the GDP. However, oil and gas is thriving right now. The price as well, you know, is high. And a lot of money is going into oil and gas investments. That's very helpful.
    Texas remains a popular corporate relocation destination. We talked about that U-Haul data and also foreign direct investments. And as I mentioned earlier, 700,000 Californians moved to Texas since 2010. Investing in an inflated economy. So inflation is bad for all of us, we don't like inflation. But if we have inflation, we can't do anything about whether we have it or not. But if we have it, then it really actually helps real estate. We're in the process of refinancing our entire company. Interest rates tend to go up when you have inflation. And we are in the process of locking in all of our corporate debt in the next three months. The target is to have it all refinanced within three months and locked into rates that are roughly three and a half percent, three and three quarters percent, in that range for the next 10 years as inflation kicks in. So when the debt's locked in and then you have inflation impacts, energy cost and different things, but the rents go up faster. And as a result, you end up with better cash flows. And so because of that, real estate is a very good inflation hedge, especially the kind of real estate that we buy.
    So I wanted to let you know, the million square feet that we signed last year, 10,000 feet short of that, was greatly attributed to our marketing team led by Anthony Trollope. The Hartman marketing team was honored by Globe Street, top team for 2021 out of five different organizations. We were one of the top five nationwide to win this award. The marketing prowess and expertise that we've developed here is a great part of the 5% increase in occupancy attributed to our marketing expertise. And we have occupancy. The proof is in the pudding, and there you go. At 79.5, 83.5, and I said 5%, it's actually 4% increase. But the goal is to get to 88 this year. And we believe that we can do that because we're already on track to executing on that plan.
    The leasing volume is higher. There's a couple of data points, new square feet leased and leases signed. As I mentioned, 599 leases signed last year. And so the trend is up dramatically. If you look at the 2020 average, we start with 2020 average and how much that's gone up in '21 and also in 2022. Leasing activity, property tours is another leading indicator. When you tour the property with the prospect that they turn into leases often times, and that's another indication of a very positive trend. And also, we've got the marketing leads that are coming through that are just increasing all the time. I think fourth quarter's down slightly because of the holidays. But other than that, we anticipate that this will continue the upward trajectory in 2022.
    Financial results and forecast. Here's where we get to the really good news. If you look at the 2021 and year end 2020, you'll see that the distributions dropped slightly, the revenue was up, we had an inordinate amount of expenses billed last year due to the big freeze. … And so that's the reason that the income was a little bit less in 2021.
    If we look at the budget for 2022, we've got more good news here. We've got the income for this year is moving up from what it was, 92 to 98 million. And expenses brought back into alignment and the FFO increasing from 23 million to 34 million. So that's a market increase that's almost a 50% increase from last year. So we're looking for some very good numbers coming from 2022. Things are looking very well for this year.
    So the next section are the distributions and redemptions. And when we look at the distributions that we have paid, we were paying out, after [the merger], we're paying out these variety of distributions. Depending upon what program you're in, you're either getting 7, 8.7, 6.7, or 8.9. When COVID hit, we had to drop the distributions. And we basically dropped them in half, which is the second column. And then since then, we've increased the distributions. Last year, we increased the distributions two times, and that's what you see in the third and fourth column. In the fourth and fifth column you'll see the increase that occurred last year. And that's what we're currently distributing right now today, 5.7, 5.6, 4.5, and 4.3. And so we're looking for increases even in the future.
    So the big elephant in the room here are the redemptions. And so in looking at the redemptions, do we have the redemption slide? Yes, I'm looking at it there. Okay. The redemptions are that we have an opportunity to pay redemptions this year, coming up in the near future, to pay a dramatic ... We paid two million last year. It was not as much as we'd like to pay. We would like to pay more. However, we are anticipating we're going to pay quite a bit more as a result of our refinancing, which is coming up in about three months. And there will be excess funds through that refinancing process that we should be able to make good on all the redemption requests that are currently outstanding.
    And so there's a little bit of a challenge with real estate, and that is when things are so good, like what's happening here, things are performing exceedingly well, the only negative with that is that it is costly to do that work. Like when you have a tenant move into the space, it costs some money to move them in. You pay leasing commissions and et cetera, et cetera. So even though we're moving up in occupancy dramatically, and the rent's going up, the income's going up, you still have a cost, a burden until you get it stabilized. And then you're 88 or 90% stabilized, that cost gets reduced because you're not building occupancy. It's rather expensive to build occupancy. So there's a little bit of a challenge in paying the redemptions, all the redemption requests, and also in paying out all of the cost of build out. And in addition to that, there's no drip open on this program right now. We definitely want to open up the drip as part of the merger that we're planning later this year so that people can have the opportunity to be on the drip plan. And being on the drip plan actually helps with the cashflow also, when people are on the drip plan.

     So we've got a series of questions now, and we're also taking questions. And the first question that we have is that when can we expect accurate 1099-DIV information? And that is a situation where some custodian has neglected to use the appropriate percentages provided by Hartman, therefore they have to correct their 1099s, please contact Hartman Investor Relations if you're experiencing issues. Corrected 1099s will be mailed out. So again, if you have not received a 1099, let us know right away. And I think that all have access to how to reach us through the website so that you can connect with us immediately and we'll help you out anyway we can. So those all went out at the end of January.
    Number two, what's estimated date if the merger with XXI? And this was originally midyear, it was scheduled for mid-year. However, we decided to move it back to the end of the year. And the reason for that is because these redemptions are so important, they're the most important thing that we could be working on right now. So as a result, we are all focused on the redemptions and getting these redemptions taken care of. Once the redemptions are done, we'll start the merger process. So there was a delay because redemptions took precedent over the merger.
    Number three, when our distributions estimated to increase? And to what amount? The increase, it was projected that we would increase from the 4.5. For somebody you it's higher than 4.5, depending on what program you're in, but 4.5%. And we're proposing to, after the merger, add a DRIP to this distribution so that they do go up through a drip. And that is yet to be formalized or finalized, its more at a conceptual stage. And you'll hear more about that as we go through the process of the merger, which you'll all vote on probably in the third or fourth quarter of this year.
    Number four, are there any scheduled redemption periods this year? And so the redemption amount that we're actually talking about is the amount that, people that have requested redemptions, I don't know the exact amount of what that is, but anybody that's requested a redemption, we should be able to redeem in three months when we have the refinancing. And so that is the current plan, is that everybody should be able to get out. Some people might be able to get out even before that possibly because there is some pent up demand and there are some people that want to get out right away. And as a matter of fact, I think that Lou Fox, our illustrious CFO is here with me. And I think that he would commit in front of everybody to maybe do some redemptions in the next several weeks. Is that true, Lou?
Lou Fox:    That is possible.
Al Hartman:    That's possible. That's a very guarded answer from our CFO. But anyway, I believe that we'll have some cash coming in over the next couple of weeks. I think we can do some redemptions even before the three months. But thank you for your patience. I appreciate each one of you.
    Number six, does the company still plan to offer redemption of shares at the NAV price this year? Yes, it'll actually be next year after the merger, it will not be this year, because the merger won't be complete until the end of the year, potentially.
     Number seven, what's the status of Hartman's progress on refinancing the $259 million loan. A $259 million dollar loan, I talked about that before. We're planning to lock in for 10 years at roughly 3 to 3.5 to 3.75 interest rate. And we expect to have that closed in 90 days, and it will allow the redemptions to be paid at that time.

    So with that being said, we have some more questions coming in real time. Okay, this is Jeffrey Keen. Thank you, Jeffrey for texting, it's really, really greatly appreciated. Why didn't you refinance at the start of COVID when interest rates were at their lowest? That's an excellent question, Jeffrey, and I really appreciate you asking that question. The only problem with that is that, it's true the treasuries, I think, were at zero. The treasuries right now are at two, I think, I'm not really sure, but they're around two. But the question is is about the spread, Jeffrey. It's the spread over the treasuries. The current spread is like one and a half. The spread then might have been four or five.
Lou Fox:    Yeah, it was open. Yeah.
Al Hartman:    Yes, you could refinance, but the interest was no cheaper, because spread was greater. That's a great question, Jeffrey.
    Next we have Bob Sandler. How are the redemptions being prioritized? We are doing death and disability first, Bob. And we hope to get those all taken care of, possibly, we did two million, I think we probably take care of the rest of those over the next couple of weeks, I believe, but I don't have that list in front of me. I don't have the number in front of me, but we're trying to get those prioritized, Bob, the death and disability. Great question.
    Next. We have Howard Fisher. Is there any timetable for going public? When you say public, publicly traded, we are public right now, Howard, and we have a NAV REIT. And when we merge XX with XXI, XX will become an NAV REIT, which you're allowed to be able to sell at the NAV value, the current value, which is very similar to a publicly traded rate. We do redemptions quarterly, but it's a very, very long story about why we didn't do an IPO couple years ago. And we had 80 meetings with investment bankers. We were very intent, very earnest, went to New York city many times. But we just could not get the pricing that we want. We were faced with a 15% IPO discount, which is fine. We were also faced with a 15% sector discount, which would put us at a 30% discount. And we saw other rates that had done IPOs at a 30% discount. And sometimes you just can't get out of the hole. And if you can't get out, you're kind of in a dead end, you can never do another offering. So it was more the cards were kind of stacked against us. We just elected, along with the board of directors, not to do the IPO.
     But will we do one in the future? Very possible and very, very likely. And I think that's a preferred method is to have an IPO, but we don't know. We look at it every year with the board, by the way. We get out every January, refresh everything regarding IPO, all the bankers, what they're saying, what the discounts are. We look at everything once a year to see when we can do an IPO. Great question, Howard Fisher.
    Next we go on to Ramon Aguirre, and Roman asked the question, how much in redemptions left? And I believe that number is, I think, around 12 million, but I'm not really sure. But I believe that's current number, Ramon. That's another great question.
    David Sandin. Which industrial property values and demand of such high with industrial property values, demand of such high value have y'all considered selling portion of the industrial property, redeploying amounts to office or other more value oriented properties? And that's a great, great question, David. It's somewhat of a philosophical question and it's really something that really challenges us, the executives, and the board. We are more of an operating company, like a publicly traded REIT, we're an operating company. So every year we weed out the weak performers instead of weeding out the strong performers. It's a matter of philosophy, you could do it either way, and REITs do it different ways, but we elect have elected to weed out the weak performers. We never lose money on a property. When we sell a property, we don't lose money, but sometimes we make a small profit. The profit is small because the property's not performing. We have one or two small retail properties that are going to be marketed, are being marketed, and will be marketed this year, because that reason, they're long term just not performing that well. So as a result, that's a great question, Bob Sandler. Okay, Bob. Sorry, that was David Sandin.
    Now we go to Bob Sandler. Thank you for your response. Okay, Jim Appell. Sorry, Bob Sander. What will be the basis for determining the value of redemptions? Okay, the redemptions are being done at the purchase price. They're all being done, Bob, at the purchase price.
    Next, we have Jim Appell. What's the overall objective of the merger 2021? Will this merger become a perpetual fund or might there be an exit? So I think I answered that, but I will answer it again, Jim. That's another great question. And that is that when XX merges with XXI, we'll become an NAV REIT. And the definition of an NAV REIT is that there is liquidity and the redemptions are paid quarterly. So it's like a publicly traded REIT, except you're not faced with the vagaries and fluctuating market. And so it's actually really better product, I think, in many ways, than a publicly traded REIT. But we do have liquidity, and that is the exit. So you Jim Appell, I appreciate you. Bob Sandler, thank you for your response.
    Charles Clip, Allan mentioned after merger we'll be able to sell shares of NAV. Please explain how that works. So that'll be next year. The NAV REIT number XXI currently has a redemption every quarter, and we do pay those quarterly. So for number XX, there'll be a potential for next year. And we'll have more details on that as we get into the merger process.
Al Hartman:    We'll have more details on that as we get into the merger process. In fact, you'll be voting on that. We'll have all the information available for you, Charles, and for you to be able to vote in, I don't know, probably about nine months, but great, great question. Thank you very much. Then we're on Daniel Lomar. "Will redemptions be at the full current NAV that is on my statement?" They're being done currently at a purchase price. Okay.
    Ramon Aguirre, "What's the estimated liquidity of finish-up redemption from the refinance?" The amount of excess capital from the refinance will be enough to cover all the redemptions, Ramon, and the amount of excess liquidity that's coming from the refinancing is yet to be determined. We don't know the loan amount yet, but we do know that there are funds available, that it's number one on the list. When we look at the sources and uses of funds statement for the refinancing, the uses, this is number one on the list after we pay off the other debt. That's the answer to that, Ramon.
    We had so many great questions, and I'm going to leave it open here for a few minutes in case we have any other questions. This group of investors is a great group of investors. I appreciate each one of you investing with us. Thank you very much for the confidence you've shown to us. I do apologize that we did have COVID, and most people fared worse in COVID, but we're recovering very strong from COVID. I appreciate your patience as we work through this.
    The overall return is quite substantial when you include the mergers that just took place, and the appreciation of the value was quite substantial. Overall, we have a very good track record, a very good rate of return. In fact, in the non-

traded REIT space, we have the number-one track record for all non-traded REITs in our space. Thank you very much for investing with us.
    Ramon says, "Did y'all reach a settlement with the state for electricity cost? If so, what was it?" Ramon, you've got a great memory. That is a great question. Our general counsel, Michael Racusin, is here with us. However, he knows the answer to this, but we have a trial, I believe, next week, don't we?
Michael Racusin:    We're currently under litigation relating to those charged electricity expenses. That's ongoing, and we'll be happy to provide an update once there's a definitive resolution.
Al Hartman:    Yeah. I think we should know in a few weeks, as far as I know, but I'm not sure about that. "Given that this is a forward-looking statement, what IRR might an existing investor in XX have received since 2016, once the merger completes?" That is a great question. We have never calculated that, Jim. That is a very good question. 2016, remind me, Lou Fox, was that merger completed in ... I thought it was completed in '18. When was that completed?
Lou Fox:    The merger of?
Al Hartman:    The merger of all of XX with everything else.
Lou Fox:     July 1, 2020.
Al Hartman:    July 1, 2020. Okay. Do we have an IRR since July 1, 2020? We do not, but we will have, when we do the merger by the end of the year. We'll calculate that number, that IRR. I'm not sure how much it's gone up in 12 months. Or no, it's 18 months now.
Lou Fox:    Just over 18 months. We're coming up on ...
Al Hartman:    No, 18 months. We have not calculated that IRR since then, Jim, but that's a great question in the last 18 months. Bill Kador, okay, from Chicago. Bill says, "For investors that bought XX in year 2012 and have owned it for 10 years, how can you justify redeeming at a purchase price versus NAV? These investors took all the risks, but are not able to participate in any portfolio gains." Well, Bill, the answer to that question is more or less supply and demand. We're taking out the investors that want to get out now, and the investors that want out at NAV can vote for the merger. That's a great question.
    Charles Clipp, "Am I correct in understanding that when we became an NAV rate, redemptions will be at purchase price? How can an investor realize appreciation?" No, Charles, it'll be at NAV, not at purchase price. Great question. This is from Ramon. "When is the 10-K going to be produced?"
Lou Fox:    The 10-K is in process right now. The audit of our financial statements will be completed about the 20th of March. We will be filing the 10-K on or before March 31st.
Al Hartman:    March 31st, and that is a requirement that we file it by then.
Lou Fox:    On or before March 31st.
Al Hartman:    March 31st. That's a normal timetable for issuing the ...
Lou Fox:    Correct.

Al Hartman:    Okay. Very good. That's Ramon, the 10-K will be by the end of March, okay? Then Robert Harris, "I inherited my position, and was just wondering what is the eventual end game for Hartman Investments that you're hoping to achieve. My understanding is this is not an open-ended investment, but I don't know for sure." Robert, the merger that's going to be taking place later on, we have a redemption plan open, that'll be opening, that'll be offering people redemptions this year for the next 90 days. After that, we do a merger by the end of the year. Then when we're in the new company together with 2021, we have an NAV rate which has a liquidity feature.
    Welcome as an investor. It's not an open-ended investment. It's a REIT, but we have a liquidity feature so that you can ... or we will have a liquidity feature. When we did the merger at the beginning, Robert, with the intent of doing an IPO, the IPO window, door, closed for us, so we did the second best choice, which is an NAV REIT, but that's a great question. Thank you very much.
    Ramon. Ramon has a lot of good questions. You have a very fertile mind, Ramon. I appreciate you asking all these questions. "Is it the same audit firm or different this year?" We've used Weaver Tidwell for how many years now, Lou?
Lou Fox:    Since 2010.
Al Hartman:    2010?
Lou Fox:    Yeah. I think this is our 11th or 12th year.
Al Hartman:    11th or 12th year. Okay. Very good. They're a very good audit firm. They're a regional firm. We like the firm. When we were proposing the IPO, they actually were forcing us to change the firm. We had to do one of the Big Seven firms or something like that.
Lou Fox:    We used Grant Thornton for two years, and then we transitioned.
Al Hartman:    Temporarily used Grant Thornton for a couple of years, because we were forced to do so in preparation for an IPO. Did not really have a very good experience with them. This regional firm is much better, much more attentive. When I say regional, they've got, what, 500 CPAs, would you say, or 500 employees, something like that?
Lou Fox:    Yeah, I believe that's correct.
Al Hartman:    It's a big firm. It's probably ... might be the biggest in Texas.
Lou Fox:    We have a good relationship with Grant Thornton. We just don't require the cost of that audit.
Al Hartman:    Extra cost, right.
Lou Fox:    Did it really provide value, and we were able to transition back. We made a move to do that.
Al Hartman:    Yeah. Yeah. We like Grant Thornton. Okay. Good point, Lou. Okay, Ramon. "Is it the same audit firm or different this year," it's the same. As we mentioned, same for 11 years except for that Grant Thornton detour. David Shaller, "Can an IRA, IRA position, be converted to a Roth?" Now, that is an excellent question, David Shaller. Our president is here with us, Keith Roddy, and he's the president of capital markets. I didn't introduce him before, but he knows everything.

Lou Fox:    He also knows it's a tax question, and we would suggest that you contact your legal or tax advisor.
Keith Roddy:    That's a tax question. I believe it can be converted, but it would be a taxable event, as I understand it. You would want to consult your CPA or Taxify.
Al Hartman:    Thank you, Keith. That was a good answer. Mike Rody, "Will there be annual or quarterly caps on NAV redemptions once the merger is complete?" Yeah. The answer to your question is yes. There's a cap right now. It's 5% per year, is the XXI cap. Yes, there will be a cap. David Shaller, "As long as you allow it." Let me see. That's the question on the IRA Roth, "As long as you allow it." I don't see why we wouldn't allow it, but you have to seek your own tax advice, David. We can't tell you whether you should or should not. If you have to pay tax, I'm not sure if you want to do it, but I think we would allow it as a company, as far as I know.
Keith Roddy:    It would be based on the broker dealer and the custodial relationship, not based on department.
Al Hartman:    See, I told you Keith had all the answers. Based on the custodial relationship and the broker dealer that represents you if any, but yeah, seek your own tax advice. Thank you very much. Ramon is prolific. "For better transparency for redemption, have you guys thought of assigning numbers for spot online or follow-up or redemption request inquiries?" Assigning numbers for spot online, that's a very, very good question, Ramon. That's an excellent question. I believe that, because we're going to be taking out all the requests, all the redemption, honoring all the redemption requests in three months, there's probably not a need for that. Right now, to the extent that we have capital over the next couple of weeks, it'll be for the death and disability, but a great, great suggestion.
    Howard Fisher. "Even with the merger, XX shareholders will continue to be limited to a 5% redemption cap per year?" Yes, that's what's in place on Number XX. We have not hit the cap with Number XX. We don't anticipate hitting the cap. Sorry. We have not hit the cap with XXI, so we do not anticipate that we would hit the cap next year after the merger. We're not really sure, but we have not hit the cap. In fact, we're hitting probably 2% or 3%, I think, right now in XXI. That's just a guess. I have no idea what it is, but that's kind of historically what it has been. A five cap should not be a limitation.
    Sam Steed. "Ever since NuView became my IRA custodian in November, I've had trouble with my monthly distribution posting. When is the distribution paid each month, and when should we be able to see it posted in NuView?" Sam, I do apologize for this. I'm very sorry that happened. Does anybody have an answer for me on that?
Lou Fox:    The distribution on Hartman XX is paid on the 10th of the month. That's when it's paid through our transfer agent, Phoenix American, and any payments to NuView as a custodian or custodian for a shareholder, those payments go on that date. What happens once the custodian receives it until the shareholder receives it is not within our control. We understand that there was some transition issues with the shareholders who had NFS accounts who moved over to NuView. I have not heard of any current problems other than this, but if you'll contact NuView and ask them, because the money has gotten as far as NuView. How it gets from NuView then to your account, as I said, it's outside our control.
Al Hartman:    Okay. Thank you, Lou. Sam, distribution is paid on the 10th. Please, if you need a better answer, call Julia Hotze, who's our customer service person here in our company, and she can respond and clarify that. Then we come back to Ramon.

"What reason did NFS and other custodians give you for releasing Hartman funds from their platforms?" I don't think any other custodians did. NFS did, but I don't know the reason. Does anybody know the reason?
Keith Roddy:     They did not provide a reason.
Al Hartman:    Reason not provided. They must be cutting back on the number of customers or something. I'm not sure.
Keith Roddy:    We've heard anecdotally that that has happened with other small sponsors, but we don't know that definitively.
Al Hartman:    It's happened to other people? Okay. Sounds good. Thank you. Thank you, Keith. Bill Fedor, "With interest rates going up, is there a risk Hartman refinancing redemption plans could fail to materialize? In other words, how secure is your refinancing that you spoke about?" That's a great question, Bill. The organization that we've hired to manage and procure the refinancing is JLL, a nationwide firm, very well-known firm, probably the biggest in the space. We've had a relationship with them for years, and they know us very well.
    We started this process, if I'm not mistaken, in September. Maybe you know, Lou, and we went through a whole series of processes, valuations, and we actually have a call with them this afternoon. They are at the stage right now where they are going to market. It's gone to market. We're getting feedback from lenders right now. They've gone to market with 100 lenders or 200 lenders.
Lou Fox:    Probably at least 100, yes.
Al Hartman:    Over 100 lenders for different tranches, different parts, different aspects. There's a bank part. There's a CMBS part, and then there's a life company part.
Lou Fox:    It will have some assets which may be left unsecured after we have done the refinance.
Al Hartman:    Some unsecured. They started that literally five or six months ago, and it appears like they're on track to close this. Now, the time that we lock in, I haven't watched the Treasuries. I mean, we look at the Treasuries every week, and I haven't seen the Treasuries in the last few weeks. However, as far as we know, the Treasuries have not moved substantially. Treasuries are still around two, 10-year Treasuries. I'm not really sure.
    To your point, Bill, if the Treasuries move in the next probably 30, 45 days ... because we're going to lock in interest rates. Probably within two months, we'll be locked, as far as I know. I mean, we're going to be locked pretty soon. It's not that far away. It takes another month or so to close. We might be locked in 45 days. I don't know, but it could be. It's imminent. I'm not sure if the Treasuries are going to move that much in 45 days, but that's where we are. That's a great question, Bill.
    Peter Peterka, "I can no longer access my online account. I was told that you would be transitioning to a new vendor. Is that correct? Sorry if you covered it before. I joined late." Who has an answer for Peter?
Speaker 1:    Peter, please email investorrelations@hartmaninvestment.com with more specifics, and we will get back to you as soon as possible.

Al Hartman:    Ramon Aguirre. Ramon, I should hire you to come work for us. You have so many great questions. "What's the current occupancy percentage as opposed to last quarter? I guess I missed it. How does the board decide to approve or deny a redemption request?" The occupancy was 79.5 a year ago, January a year ago when we started, and by December it went to 83.5 and up 4%. We're expecting it to go at 88% this year. How does the board decide to approve or deny a redemption request, actually the redemptions don't go to the board. They get decided on by the executives here.
    Peter says thank you. This is just a tremendous outpouring, a robust number of questions that we have here, and they're greatly appreciated. Every question that you've asked is greatly, greatly appreciated. We want to thank you again for investing with us, and we appreciate y'all very much. We'll wait another minute in case there's another question or two, but thank you for, again, investing. Thank you for the confidence that you've shown in our company.
    I can say this on behalf of the staff. We work exceedingly hard to deliver exemplary returns. In fact, out of our core values, our number-one core value is ... I'm going to read it for you, "We create value for investors." Out of our seven core values, that's number one, "We create value for our investors." That's what we're all about. We've had an exemplary track record over the years. Thank you very much for investing with us, and it looks like we have no more questions. I'm going to close the call by saying God bless you. I appreciate each one of you. Look forward to talking again in 90 days. Thank you very much. God bless.